  EXHIBIT 99.1

PEDEVCO Announces 2023 Financial Results

HOUSTON, TX / ACCESSWIRE / March 18, 2024 / PEDEVCO Corp. (NYSE American: PED) ("PEDEVCO" or the "Company"), an energy company engaged in the acquisition and development of strategic, high growth energy projects in the U.S., today announced its financial results for the year ended December 31, 2023.

Key Highlights Include:

•	Produced an average of 1,427 barrels of oil equivalent per day ("BOEPD") (74% oil) in 2023, increasing 43% over average daily production in 2022.
•	Adjusted EBITDA, a non-GAAP financial measure (discussed in greater detail below), increased 8% to $17.5 million in 2023, compared to $16.1 million in 2022.
•	Reported revenue of $31 million, increasing 2% over 2022 revenue.
•	Reported operating loss of $0.2 million and operating expenses (inclusive of general and administrative expenses, depreciation, depletion and amortization expenses and lease operating expenses) of $26.7 million, decreasing 108% and 3%, respectively, from 2022.
•	Reported net income of $0.3 million, or $0.00 per basic diluted share outstanding, in 2023, compared to net income of $2.8 million, or $0.03 per diluted basic share outstanding, in 2022.
•	Decrease in net income primarily due to one-time $4.3 million non-cash loss recognized on the sale of non-core vertical assets in two fields in our Permian Basin Asset and our EOR Operating Company subsidiary in New Mexico, which the Company estimates will reduce its plugging and abandonment liabilities by over $3.2 million, and significantly reduce monthly LOE expenses on our Permian Basin Asset going forward.
•	Reported cash and cash equivalents (including $2.2 million in restricted cash) of $20.7 million as of December 31, 2023, and zero debt.

J. Douglas Schick, President of the Company, stated, "We are very encouraged by our strong operational and financial results in 2023, including a 43% increase in our year-over-year production, with revenue and EBITDA growth over 2022 despite significantly lower commodity prices in 2023.  We also maintained disciplined G&A expenses, reduced LOE expenses, and significantly trimmed our P&A liabilities and operational complexities with the sale of non-core assets, exiting the year with a strong cash position and zero debt.  We also positioned ourselves for growth in both the Permian and the D-J Basins.  In the Permian, we drilled and completed three wells in our joint venture with Evolution Petroleum, which are currently online and producing.  In the D-J Basin, we received approval for drilling and completion of up to 11 operated wells and participated in 13 non-operated wells in Q4 2023 and Q1 2024, of which seven are producing and six are expected to come online in late Q1 to early Q2 2024.  Looking ahead, we expect to see meaningful production growth, improved cost metrics, and will continue to seek to leverage our strong balance sheet to grow production, revenue, cash flow, and profit, as well as increase our asset base for the benefit of our shareholders."

Financial Summary:

For the year ended December 31, 2023, we reported a net income of $0.3 million or $0.00 per basic diluted share outstanding, compared to net income of $2.8 million, or $0.03 per diluted basic share outstanding in 2022.

1

The decrease in net income of $2.5 million was primarily due to a $4.3 million loss on the sale of our EOR subsidiary, offset by a $0.8 million increase in revenue and by a decrease of $0.7 million in total operating expenses in the current period, offset further by a $0.3 million increase in other income.

We reported operating expenses in 2023 of $26.7 million, compared to $27.4 million in 2022. The decrease of $0.7 million was primarily due to implementation of expense reduction measures taken by us to control costs on our operated properties in our Permian Basin and D-J Basin Assets, such as operation and lift efficiency improvements, resulting in a reduction in direct operating expenses, and a decrease in workovers when comparing the current period to the prior period.

Adjusted EBITDA, a non-GAAP financial measure (discussed in greater detail below), increased 8% to $17.5 million in 2023, compared to $16.1 million in 2022.

Cash and cash equivalents was $20.7 million as of December 31, 2023 (including $2.2 million in restricted cash), compared with $33.0 million as of December 31, 2022 (including $3.5 million in restricted cash), which decrease was due largely to capital expenditures related to the drilling and completion of three wells in our Permian Basin Asset (50% working interest) and 14 non-operated wells in our D-J Basin Asset consisting of the six Barracuda wells (35.8% working interest) and eight Ross wells (4.7% working interest). as well as leasehold acquisitions in our D-J Basin Asset in Colorado and Wyoming.  Total restricted cash decreased due to the transfer of collateralized deposits related to plugging and abandonment bonds with the State of New Mexico to the purchaser in connection with the sale of our wholly-owned subsidiary, EOR Operating, and related non-core vertical assets in November 2023.

Production, Prices and Revenues:

Production for the year ended December 31, 2023 was 520,886 barrels of oil equivalent ("Boe"), comprised of 382,794 barrels of oil, 479,533 million cubic feet ("Mcf") of natural gas, and 58,170 Boe of natural gas liquids ("NGLs"). Liquids production comprised 84.7% of total production in the year.

For the year ended December 31, 2023, our average realized crude oil sales price was $72.95 per barrel, average realized natural gas price was $3.00 per Mcf, and average realized NGL sales price was $24.43 per barrel. Our combined average realized sales price for the year was $59.10 per Boe, which was a decrease of 28% compared with $82.34 per Boe in 2022.

Total crude oil, natural gas and NGL revenues for the year ended December 31, 2023, increased $0.8 million, or 2%, to $30.8 million, compared to $30.0 million for the same period a year ago.  Although production increased resulting in a favorable volume variance of $7.4 million, the average sales prices for crude oil, natural gas and NGLs realized by the Company decreased considerably from the year ended December 31, 2022, resulting in an unfavorable price variance of $6.6 million. The increase in production volume is related to the positive performance from our participation in 14 non-operated wells in the D-J Basin Asset (six of which began producing in late 2022 and eight of which began producing in the first quarter of 2023), combined with maintaining relatively flat production declines from the existing operated Permian Basin and D-J Basin Assets.

2

Lease Operating Expenses ("LOE"):

Total LOE for 2023 was $9.8 million compared to total LOE for 2022 of $10.4 million. The decrease of $0.6 million was primarily due to implementation of expense reduction measures taken by us to control costs on our operated properties in our Permian Basin and D-J Basin Assets, such as operation and lift efficiency improvements, resulting in a reduction in direct operating expenses, offset by a corresponding increase in direct operating expenses from our participation in non-operated wells when comparing the current period to the prior period. Other expenses have also increased due to production increases, coupled with a loss related to our plugging of 11 wells in our Permian Basin Asset, offset by a corresponding decrease in workovers when comparing the current period to the prior period. Taken together, there was a $0.6 million decrease in overall lease operating expenses when comparing periods.

Depreciation, Depletion, Amortization and Accretion ("DD&A"):

DD&A decreased from $11.2 million in 2022 to $10.9 million in 2023. The $0.3 million decrease was primarily the result of a $0.5 million decrease in accretion expense from the sale of our wholly owned subsidiary EOR Operating Company and related assets, offset by a $0.2 million increase in depletion expense from increased production (noted above) in the current period when compared to the prior period.

General and Administrative Expenses ("G&A"):

There was an increase of $0.2 million in G&A expenses (excluding share-based compensation) in 2023 compared to 2022. The increase of $0.2 million in general and administrative expenses (excluding share-based compensation) was primarily due to the addition of a new employee, an increase in accrued bonuses, which were subsequently paid in January 2023, and general increases in accounting and professional services when comparing the prior period to the current period.

Share-based compensation, which is included in general and administrative expenses in the Statements of Operations, decreased nominally due to the forfeiture of certain employee stock-based options due to certain voluntary employee terminations in the prior period, offset by the issuance of restricted shares of common stock to board members in the current period. Share-based compensation is utilized for the purpose of conserving cash resources for use in field development activities and operations.

Gain on Sale of Oil and Gas Properties:

The Company sold its wholly owned subsidiary EOR Operating Company and related non-core vertical assets in November 2023 and recognized the corresponding loss of $4.3 million.  The Company estimates that this divestiture will reduce its plugging and abandonment liabilities by over $3.2 million, and significantly reduce monthly LOE expenses on our Permian Basin Asset going forward.

Interest Income and Other Expense:

We earned $422,000 in interest from our interest-bearing cash accounts, for which interest rates have increased significantly in the current period, compared to the prior period. Other income in the current period and prior period is related to income not related to our core business such as settlement of vendor disputes, subleasing of office space, and used equipment sales.

3

Working Capital and Liquidity:

At December 31, 2023, our total current assets of $24.6 million exceeded our total current liabilities of $18.9 million, resulting in a working capital surplus of $5.7 million, while at December 31, 2022, our total current assets of $32.1 million exceeded our total current liabilities of $17.0 million, resulting in a working capital surplus of $15.1 million. The $9.4 million decrease in our working capital surplus is primarily related to decreases in our cash balance related to capital expenditures from our drilling, as operator, of three wells in our Permian Basin Asset and our participation in the drilling and completion of 13 wells in our D-J Basin Asset by third-party operators.

Our expected net capital expenditures for 2024 are estimated to range between $20 million and $30 million. This estimate includes a range of $17 million to $27 million for drilling and completion costs on our Permian Basin Asset and D-J Basin Asset and approximately $3 million in estimated capital expenditures for ESP purchases, rod pump conversions, recompletions, well cleanouts, leasing, facilities, remediation and other miscellaneous capital expenses.  This estimate does not include anything for acquisitions or other projects that may arise but are not currently anticipated. We periodically review our capital expenditures and adjust our capital forecasts and allocations based on liquidity, drilling results, leasehold acquisition opportunities, partner non-consents, proposals from third party operators, and commodity prices, while prioritizing our financial strength and liquidity.

We expect that we will have sufficient cash available to meet our needs over the foreseeable future, including to fund the remainder of our 2024 development program, discussed above, which cash we anticipate being available from (i) projected cash flow from operations, (ii) existing cash on hand, (iii) equity infusions or loans (which may be convertible) made available by our Chief Executive Officer and director, Dr. Simon G. Kukes, which funding he is under no obligation to provide, and (iv) funding through credit or loan facilities. In addition, we may seek additional funding through asset sales, farm-out arrangements, and credit facilities to fund potential acquisitions during the remainder of 2024.

More information regarding the Company's operating results for the years ended December 31, 2023 and 2022, including the Company's full financial statements and footnotes, can be found in the Company's Annual Report on Form 10-K which was filed earlier today with the Securities and Exchange Commission and is available at www.sec.gov.

About PEDEVCO Corp.

PEDEVCO Corp. (NYSE American: PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects in the United States. The Company's principal assets are its Permian Basin Asset located in the Northwest Shelf of the Permian Basin in eastern New Mexico, and its D-J Basin Asset located in the D-J Basin in Weld and Morgan Counties, Colorado. PEDEVCO is headquartered in Houston, Texas.

Use of Non-GAAP Financial Information

This earnings release discusses EBITDA and Adjusted EBITDA which are presented as supplemental measures of the Company's performance. These measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before share-based compensation expense, gain on sale of oil and gas properties, gain on forgiveness of PPP loan, and accounts payable settlements. EBITDA and Adjusted EBITDA are presented because we believe they provide additional useful information to investors due to the various noncash items during the period. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use EBITDA and Adjusted EBITDA as supplements to GAAP measures of performance to provide investors with an additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are: EBITDA and Adjusted EBITDA do not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments; EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs; and EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments. For example, although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Additionally, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than PEDEVCO Corp. does, limiting its usefulness as a comparative measure. You should not consider EBITDA and Adjusted EBITDA in isolation, or as substitutes for analysis of the Company's results as reported under GAAP. The Company's presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. We compensate for these limitations by providing a reconciliation of each of these non-GAAP measures to the most comparable GAAP measure. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measure. For more information on these non-GAAP financial measures, please see the section titled "Reconciliation of Net Income (Loss) attributable to PEDEVCO Corp., to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA", included at the end of this release.

4

Cautionary Statement Regarding Forward Looking Statements

This press release may contain forward-looking statements, including information about management's view of PEDEVCO's future expectations, plans and prospects, within the meaning of the federal securities laws, including the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions are intended to identify forward-looking statements within the meaning of the Act and such laws, and are subject to the safe harbor created by the Act and applicable laws. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of PEDEVCO and its subsidiaries to be materially different than those expressed or implied in such statements. The forward-looking statements include projections and estimates of the Company's corporate strategies, future operations, development plans and programs, including the costs thereof, drilling locations, estimated oil, natural gas and natural gas liquids production, price realizations, projected operating, general and administrative and other costs, projected capital expenditures, efficiency and cost reduction initiative outcomes, statements regarding future production, costs and cash flows, liquidity and our capital structure. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, risks of our operations not being profitable or generating sufficient cash flow to meet our obligations; risks relating to the future price of oil, natural gas and NGLs; risks related to the status and availability of oil and natural gas gathering, transportation, and storage facilities; risks related to changes in the legal and regulatory environment governing the oil and gas industry, and new or amended environmental legislation and regulatory initiatives; risks relating to crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changing economic, regulatory and political environments in the markets in which the Company operates; general domestic and international economic, market and political conditions, including the military conflict between Russia and Ukraine and the global response to such conflict; actions of competitors or regulators; the potential disruption or interruption of the Company’s operations due to war, accidents, political events, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the Company’s control; risks related to the need for additional capital to complete future acquisitions, conduct our operations, and fund our business on favorable terms, if at all, the availability of such funding and the costs thereof; risks related to the limited control over activities on properties we do not operate and the speculative nature of oil and gas operations in general; risks associated with the uncertainty of drilling, completion and enhanced recovery operations; risks associated with illiquidity and volatility of our common stock, dependence upon present management, the fact that Dr. Simon G. Kukes, our CEO and member of the Board, beneficially owns a majority of our common stock, and our ability to maintain the listing of our common stock on the NYSE American; pandemics, governmental responses thereto, economic downturns and possible recessions caused thereby; inflationary risks and recent increased interest rates, and the risks of recessions and economic downturns caused thereby or by efforts to reduce inflation; risks related to military conflicts in oil producing countries; changes in economic conditions; limitations in the availability of, and costs of, supplies, materials, contractors and services that may delay the drilling or completion of wells or make such wells more expensive; the amount and timing of future development costs; the availability and demand for alternative energy sources; regulatory changes, including those related to carbon dioxide and greenhouse gas emissions; and others that are included from time to time in filings made by PEDEVCO with the Securities and Exchange Commission, many of which are beyond our control, including, but not limited to, in the "Risk Factors" and “Cautionary Note Regarding Forward-Looking Statements” sections of its Form 10-Ks and Form 10-Qs and in its Form 8-Ks, which it has filed, and files from time to time, with the U.S. Securities and Exchange Commission, including, but not limited to its Annual Report on Form 10-K for the year ended December 31, 2023. These reports are available at www.sec.gov. The Company cautions that the foregoing list of important factors is not complete. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on behalf of the Company are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on PEDEVCO's future results and/or could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. PEDEVCO cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. The internal projections, expectations, or beliefs underlying our 2024 capital budget are subject to change in light of numerous factors, including, but not limited to, the prevailing prices of oil and gas, actions taken by businesses and governments, ongoing results, prevailing economic circumstances, commodity prices, and industry conditions and regulations.

5

PEDEVCO CORP.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$18,515	$29,430
Accounts receivable – oil and gas	5,790	2,430
Note receivable, current	42	-
Prepaid expenses and other current assets	260	249
Total current assets	24,607	32,109

Oil and gas properties:
Oil and gas properties, subject to amortization, net	79,186	79,372
Oil and gas properties, not subject to amortization, net	12,407	775
Total oil and gas properties, net	91,593	80,147

Note receivable	1,099	-
Operating lease – right-of-use asset	316	71
Other assets	2,443	3,783
Total assets	$120,058	$116,110

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,580	$1,556
Accrued expenses	8,712	13,835
Revenue payable	3,371	1,018
Operating lease liabilities – current	89	81
Asset retirement obligations – current	147	472
Total current liabilities	18,899	16,962

Long-term liabilities:
Operating lease liabilities, net of current portion	227	-
Asset retirement obligations, net of current portion	2,166	2,689
Total liabilities	21,292	19,651

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.001 par value, 200,000,000 shares authorized; 87,250,267 and 85,790,267 shares issued and outstanding, respectively	87	86
Additional paid-in capital	225,156	223,114
Accumulated deficit	(126,477)	(126,741)
Total shareholders’ equity	98,766	96,459
Total liabilities and shareholders’ equity	$120,058	$116,110

6

PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

	December 31,
Revenue:	2023	2022
Oil and gas sales	$30,784	$30,034

Operating expenses:
Lease operating costs	9,831	10,397
Selling, general and administrative expense	6,008	5,854
Depreciation, depletion, amortization and accretion	10,875	11,153
Total operating expenses	26,714	27,404

Loss on sale of oil and gas properties	(4,268)	-
Operating income (loss)	(198)	2,630

Other income:
Interest income	422	117
Other income	40	97
Total other income	462	214

Net Income	$264	$2,844

Loss per common share:
Basic	$0.00	$0.03
Diluted	$0.00	$0.03

Weighted average number of common shares outstanding:
Basic	87,031,692	85,513,095
Diluted	87,031,692	85,513,095

7

PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	December 31,
	2023	2022
Cash Flows From Operating Activities:
Net income	$264	$2,844
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	10,875	11,153
Share-based compensation expense	2,043	2,097
Loss on sale of oil and gas properties	4,268	-
Amortization of right-of-use asset	100	102
Changes in operating assets and liabilities:
Accounts receivable – oil and gas	(3,360)	(648)
Note receivable	(19)	-
Prepaid expenses and other current assets	(11)	77
Accounts payable	(11)	(159)
Accrued expenses	6,979	435
Revenue payable	2,353	80
Net cash provided by operating activities	23,481	15,981

Cash Flows From Investing Activities:
Cash paid for drilling and completion costs	(34,951)	(12,252)
Cash paid for other property and equipment	(45)	-
Proceeds from the sale of oil and gas property	366	-
Cash paid for issuance of note receivable	(1,122)	-
Cash received from security deposit	9	-
Cash paid for security deposit	-	(14)
Net cash used in investing activities	(35,743)	(12,266)

Cash Flows From Financing Activities:
Proceeds from the issuance of common stock, net	-	35
Net cash provided by financing activities	-	35

Net (decrease) increase in cash and restricted cash	(12,262)	3,750
Cash and restricted cash at beginning of year	32,977	29,227
Cash and restricted cash at end of year	$20,715	$32,977

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

Noncash investing and financing activities:
Change in accrued oil and gas development costs	$7,674	$10,879
Change in estimates of asset retirement costs	$39	$618
Issuance of restricted common stock	$1	$2

8

Reconciliation of Net Income (Loss) attributable to PEDEVCO Corp., to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA* (in thousands)

	Years Ended
	December 31,
	2023	2022
Net income (loss)	$264	$2,844
Add (deduct)
Depreciation, depletion, amortization and accretion	10,875	11,153
EBITDA	11,139	13,997
Add (deduct)
Share-based compensation	2,043	2,097
Loss on sale of oil and gas properties	4,268	-
Adjusted EBITDA	$17,450	$16,094

* EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. See also "Use of Non-GAAP Financial Information", above.

CONTACT:

PEDEVCO Corp.

(713) 221-1768

PR@pedevco.com

SOURCE: PEDEVCO Corp.

9